EXHIBIT 10.95

SOMERLEY LIMITED
20/F., Aon China Building, 29 Queen’s Road Central, Hong Kong
Telephone: 2869 9090 Fax: 2845 0614 E-Mail: somerley@somerley.com.hk

Private and confidential

Ref: APP-AB-030

PEDEVCO Corp (d/b/a Pacific Energy Development)
4125 Blackhawk Plaza Circle, Suite 201
Danville, CA 94506
USA	25th February 2013

Attention:	Frank Ingriselli
Chief Executive Officer

Dear Frank,

PEDEVCO Corp

1. Background

We refer to recent correspondence and the 15 February 2013 meeting between Frank Ingriselli of PEDEVCO Corp (“Pacific Energy” or the “Company”) and John Fletcher of Somerley Limited (“Somerley”) in relation to assisting the Company to find an investor to subscribe for a US$4m in bridge financing via a Convertible Promissory Note (the “Transaction”).

Pacific Energy (OTCBB:PEDO) is a US based emerging energy company focused on acquiring high-growth, early cash flow shale oil and gas energy projects in North America and the Pacific Rim countries. The Company is listed on the OTC Bulletin Board (“OTCBB”) in the United States and has applied for and received approval to move its listing from the OTCBB to the New York Stock Exchange (“NYSE”). Pacific Energy plans to list on the NYSE during April 2013 and to coincide with the listing the Company plans to raise US$50m in equity.

We understand the Company owns an interest in two producing shale oil & gas assets in North America, the Niobrara Shale Asset in Colorado and the Eagle Ford Shale Asset in Texas. Pacific Energy is seeking US$4m in bridge financing by 22 March 2013 to exercise its option to purchase leases covering approximately 7,000 acres of oil assets in Kansas’ Mississippian formation (“Mississippian Asset”).

We believe that we have the relevant expertise in executing the Transaction and that our experience would be beneficial.

We are writing to set out our terms for the appointment of Somerley to act as the exclusive financial adviser to the Company in the Asia Pacific and Middle East Regions to assist in the Transaction.

2. Scope of work

We envisage our scope of work will be as follows:-

(i)	to review the financial and commercial objectives of the Company;

(ii)	to prepare a short preliminary information memorandum (a “Teaser”) on the Transaction;

(iii)
To identify for the Company’s written authorization non-U.S. investor candidates it deems qualified to participate in the Transaction, which authorization the Company agrees it will not unreasonably withhold. Lack of objection within five (5) business days of receipt of request for such authorization shall constitute authorization by the Company. Once so authorized, Somerley shall be entitled to compensation under this agreement with respect to investments made by each such candidate in the Transaction as set forth herein (“Qualified Investors”). Notwithstanding anything to the contrary herein, “Qualified Investors” for purposes of this agreement shall specifically exclude (i) the non-U. S. investors set forth on Exhibit A, and (ii) any existing stockholder, officer, director or employee of the Company (collectively, the “Excluded Investors”);

(iv)	to distribute the Teaser to Qualified Investors;

(v)	to assist in the preparation of the marketing materials and distribute the marketing materials via various electronic means and face to face meetings with Qualified Investors;

(vi)	to advise on and assist in the effective communication and negotiating strategies when dealing with different Qualified Investors;

(vii)	to coordinate the due diligence process and manage the process of submission of financing proposals from Qualified Investors;

(viii)	to comment on the documents relating to the Transaction;

(ix)	to work closely as required with the Company’s legal advisers, accountants, auditors, valuers, tax advisers or other professional parties in relation to the Transaction; and

(x)	to monitor the completion procedures and receipt of the relevant funds relating to the Transaction.

3. Information on Somerley

Somerley Limited (“Somerley”) is located at 20th Floor, Aon China Building, 29 Queen’s Road Central, Hong Kong. It is licensed by the Hong Kong Securities and Futures

Commission to carry out Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities as set out In Schedule 5 to the Securities and Futures Ordinance having CE registration number AAJ067. Somerley hereby undertakes to notify the Company as soon as practicable in the event of any material change to the information provided herein.

4. Information provided by you

You confirm that in carrying out its work Somerley may rely on the accuracy and completeness of all information provided, as well as all opinions expressed, to it by your Company’s directors, staff and advisers and that Somerley shall not be required independently to verify any such information. You will allow us access to information which is reasonably required for Somerley to execute the Transaction and that no material facts will be omitted from the information supplied, and the opinions expressed by the Company to Somerley. You undertake that Somerley will be notified by your Company’s directors, staff or advisers as soon as practicable in the event of any material change to the information as provided in relation to your Company, its subsidiaries, and the Transaction.

5. Indemnity

In consideration of our agreeing to provide the services described herein, you agree to indemnify and hold Somerley harmless against and from any and all losses, claims, damages or liabilities (other than those arising from fraud, wilful misconduct or negligence on Somerley’s part) to which Somerley may become subject in connection with the services referred to in this letter or subsequently provided at the Company’s request and to reimburse Somerley for any legal or other expenses incurred by Somerley arising out of or in connection with any action or claim (other than those arising from fraud, wilful misconduct, or negligence on Somerley’s part) in connection herewith. To the extent permitted by applicable laws or regulations, the Company shall have the conduct of the defence and/or settlement of any claims with third parties and Somerley shall incur no expense (legal costs or otherwise) in connection with any claim without the prior written authorization of Company.

6. Confidentiality Undertaking

Each of the Company and Somerley shall treat as strictly confidential the provisions of this letter and the process of their negotiation and all information about the other party obtained or received by it as a result of negotiating, entering into or performing obligations under this letter (the “Confidential Information”). They shall not, except with the prior written consent of the other party, make use of (save for the purposes of performing their obligations under this letter) or disclose to any person any Confidential Information.

7.  Professional Fees

Cash Completion Fee

A Completion Fee of 8% of the total funds raised from Qualified Investors originally introduced by Somerley will be payable by the Company to Somerley (“Cash Completion Fee’’).

Equity Completion Fee

The Company farther agrees to compensate Somerley with 2 year warrants on the same terms as offered to a Qualified Investors originally Introduced by Somerley who subscribes for the Company’s Convertible Promissory Note (“Equity Completion Fee”).

Break Fee

For the avoidance of doubt, if after entering into a legally binding agreement with a Qualified Investor, the Company does not consummate the Transaction for whatever reasons a break fee of 50% of the amount that would otherwise have been payable as a Completion Fee shall be payable forthwith to Somerley by the Company (“Break Fee’’); provided, however, no Break Fee shall be due or owing where the Transaction has been terminated due to the occurrence of a material adverse change in the Company or its prospects, as determined in good faith by the Company.

Expenses

In addition to the fees outlined above, the Company agrees to reimburse Somerley for its reasonable out-of-pocket expenses (including travelling and accommodation expenses) incurred in connection with the Transaction. Items of expense In excess of US$1,000 will be notified to the Company in advance, and any expenses, singularly or in the aggregate, of $5,000 within any month will require the Company’s prior written approval (email acceptable). The expenses are payable whether or not the Transaction proceeds to completion. In addition, the Company will be responsible for all its own expenses arising out of the Transaction including appointment of its own legal counsel, tax advisors, valuers, accountants, auditors and other professional parties.

Payment

The Cash Completion Fee, Equity Completion Fee, Break Fee and Expenses will be payable by the Company within 14 days of the relevant invoices issued by Somerley.

8. No undertaking or commitment to underwrite

This letter is not to be construed as an undertaking or commitment on the part of Somerley to commit or underwrite any form of financing in relation to the Transaction. Notwithstanding the forgoing, Somerley agrees to use its reasonable best efforts to solicit and receive offers to purchase the securities in the Transaction.

9. Termination

This appointment shall expire on the earlier to occur of (i) the Company’s consummation of the Transaction, (ii) the Company’s termination of the Transaction, or (iii) the date that is two (2) months from the date this letter is signed by the Company. Notwithstanding the forgoing, and without prejudice to the Company’s rights hereunder, the Company or Somerley may, without attributing any reason whatsoever, terminate the appointment hereunder by giving at least 30 days’ notice in writing to the other party.

If at any time in the period 12 months after the termination of Somerley’s appointment the Company completes a transaction with any Qualified Investor introduced by Somerley for the purposes of this Transaction, Somerley will be entitled to payment of the Fees as set out in Clause 7.

10. Effectiveness

This agreement will be effective upon its signing by both parties.

11. Governing law

This letter shall be governed by the laws of the Hong Kong Special Administrative Region, to the non-exclusive jurisdiction of the courts of which we hereby irrevocably submit.

12. Acceptance

We would be grateful if you could sign and return the enclosed duplicate of this letter to confirm your acceptance of the above terms.

Yours faithfully, for and on behalf of Somerley Limited	We accept and confirm the above terms for and on behalf of PEDEVCO Corp

/s/1/s/ M.N. Sabine	/s/ Frank Ingriselli
M.N. Sabine	Frank Ingriselli
Chairman	Chief Executive Officer

Exhibit A

Excluded Investors

●	MIE Holdings Corporation, and subsidiaries and affiliates thereof

●	Minsheng Banking Corp, and subsidiaries and affiliates thereof

●	The Hong Kong Holding Company, LTD